UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 9, 2017

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER TECHNOLOGIES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273	51-0263969

(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

6901 PROFESSIONAL PKWY. EAST, SUITE 200, SARASOTA, FLORIDA	34240

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(941) 556-2601
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 9, 2017, Roper Technologies, Inc. (the "Company") issued a press release containing information about the Company's results of operations for the quarter and year ended December 31, 2016. A copy of the press release is furnished as Exhibit 99.1.  In the press release, the Company uses several non-GAAP financial measures: Adjusted Revenue, Adjusted Gross Margin, Adjusted Diluted Earnings per Share, EBITDA, Adjusted Operating Cash Flow, Free Cash Flow and Adjusted Free Cash Flow.

Business combination accounting rules required Roper to account for the fair value of deferred revenue assumed in connection with the 2015 acquisitions of Data Innovations, SoftWriters, Strata Decision Technology,  OnCenter Software, Aderant and Atlas Database Software and the 2016 acquisitions of CliniSys, ConstructConnect and Deltek. The fair value is based on the assumed cost of having a third-party provide the relevant support services rather than the contracted amount under the contracts. Because the fair value is less than the contracted amount, Roper's GAAP revenues for up to eighteen months subsequent to the acquisitions will not reflect the full amount of revenue that would have otherwise been recorded by the acquired companies had they remained independent companies. The Adjusted Revenue measure is intended to reflect the full amount that would have been recognized as revenue, absent the fair value adjustment.

Business combination accounting rules require Roper to increase the carrying value of inventory acquired to fair value at the date of purchase (inventory step-up).  Roper's GAAP gross profit for the two quarters subsequent to the acquisitions of PCI Medical in the first quarter of 2016 and RFIDeas in the third quarter of 2015 did not reflect the full amount of gross profit that would have otherwise been recorded by the entities had they remained independent companies.  The Adjusted Gross Profit measure is intended to reflect the full amount that would have been recognized by these companies, absent the fair value adjustment.
The Adjusted Revenue, Adjusted Gross Margin, and Adjusted Diluted Earnings per Share reflect these adjustments. In addition, Adjusted Diluted Earnings per Share includes 2015 adjustments for the gain recognized on the sale of the Abel business and an impairment charge on a minority investment and 2016 adjustments for significant aquisition-related expenses and a debt extinguishment charge related to the early termination of its previous credit facility. The Company believes these non-GAAP measures are useful to investors as a measure of the ongoing performance of its business.

EBITDA as shown in the press release is defined as adjusted net earnings plus (a) interest expense, (b) income taxes and (c) depreciation and amortization. The Company believes EBITDA is an important indicator of operational performance of the Company's business. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operations as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company's cash flow needs; and (c) should not be considered as an alternative to net earnings, operating income, cash flows from operating activities or the Company's other financial information determined under GAAP. The Company believes that the line on the Company's consolidated statement of operations entitled net earnings is the most directly comparable GAAP measure to EBITDA.

Free Cash Flow is defined as "Cash Provided by Operating Activities" ("Operating Cash Flow") as stated in Roper's Consolidated Statements of Cash Flows, reduced by capital expenditures and capitalized software expenditures. The Company believes that Free Cash Flow is useful to investors as a basis for comparing its performance with other companies. Roper's measure of Free Cash Flow may not be comparable to similar measures used by other companies.  Adjusted Free Cash Flow is Free Cash Flow adjusted for income taxes paid in the first quarter of 2016 that were related to the gain recognized on the sale of the Abel business in the fourth quarter of 2015.  A reconciliation of Operating Cash Flow to Adjusted Free Cash Flow is included in the press release furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of the Company dated February 9, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Technologies, Inc.
(Registrant)

BY:	/s/ John Humphrey	Date: February 9, 2017
John Humphrey, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated February 9, 2017